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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934



        Date of report (Date of earliest event reported): July 17, 1996



                             USA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)



Pennsylvania                   33-70992                         23-269963
(State or other         (Commission File Number)           (I.R.S. Employer
jurisdiction of                                           Identification No.)
incorporation)



            3 Glenhardie Corporate Center
            1265 Drummers Lane, Suite 306
            Wayne, Pennsylvania                            19087
          (Address of principal executive offices)       (Zip Code)



  Registrant's telephone number, including area code:   (610) 989-0340







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Item 5. Other Events.
                  On July 17, 1996, the Company formalized its agreement to pay to William W. Sellers, a Director of the Company, $80,000 for consulting services rendered by Mr. Sellers to the Company during the fiscal year ended June 30, 1996. Through March 31, 1996, a total of $60,600 had been paid to Mr. Sellers and the balance has been expensed during the fourth quarter of fiscal year 1996. The Company has also formalized its agreement to pay to Peter G. Kapourelos, a Director of the Company, $24,000 for consulting services rendered by him to the Company during the fiscal year ended June 30, 1996. Through March 31, 1996, a total of $18,000 had been paid to Mr. Kapourelos and the balance has been expensed during the fourth quarter of fiscal year 1996.
                  In May 1996, the Company issued to Keith L. Sterling, Executive Vice President-Operations and a Director of the Company, options to purchase up to 50,000 shares of Common Stock of the Company ("Common Stock") which vest on June 30, 1997. In May 1996, the Company issued to Edward J. Sullivan, Senior Vice President and Chief Financial Officer of the Company, options to purchase up to 50,000 shares of Common Stock which vest on June 30, 1997. In June 1996, the Company issued to Michael Lawlor, an employee of the Company, options to purchase up to 100,000 shares of Common Stock which will vest at the rate of 12,500 options per quarter over a two year period.

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                  All of the foregoing stock options are exercisable at $.65 per share of Common Stock and are exercisable at any time within five years of vesting. The exercise price of such options is at or above the market value of the Common Stock on the date of the grant of such options. All of such options are non-qualified stock options and not part of a qualified stock option plan. The aforementioned options as well as the Common Stock underlying those options have not been registered by the Company under the Securities Act of 1933, as amended (the "Act"), or under any state securities law.
                  Prior to the end of the 1996 calendar year, the Company has agreed to file a registration statement under the Act and applicable state securities law covering the 3,215,000 shares of Common Stock underlying all of the stock options issued to date by the Company to its officers, Directors, consultants, and employees which are exercisable at $.25 or $.65 per share (including those set forth in the prior paragraph). As of the date hereof, there are 2,565,000 shares of Common Stock issuable upon exercise of the outstanding options exercisable at $.25 per share, and 650,000 shares of Common Stock issuable upon exercise of the outstanding options exercisable at $.65 per share. There are also 220,000 shares of Common Stock issuable upon the exercise of outstanding options exercisable at $.05 per share which are not intended to be covered by the foregoing registration statement.

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                  On May 1, 1996, the Company  commenced a private
placement offering of 130 Units on a "best efforts" basis. As of May 31, 1996, all of the Units had been subscribed for and the offering was closed. Each Unit consisted of 1,000 shares of Series A Convertible Preferred Stock of the Company ("Preferred Stock") and 40,000 1996 Common Stock Purchase Warrants ("1996 Warrants"), and an aggregate of 130,000 shares of Preferred Stock and 5,200,000 1996 Warrants were issued to subscribers. Each 1996 Warrant is exercisable at any time prior to June 1, 2001 for one share of Common Stock at $.50 per share, provided that the exercise price is $.40 per share through December 31, 1996. The Company has agreed to promptly file a registration statement covering the Common Stock underlying the 1996 Warrants under the Act and applicable state securities laws. In connection with the offering, the Company raised net proceeds of $1,249,264.
                  Through June 30, 1996, the holders of the 1995 Common Stock Purchase Warrants ("1995 Warrants") had exercised a total of 3,686,000 of the 1995 Warrants at an exercise price of $.30 per share, for an aggregate exercise price paid to the Company of $1,105,800. A total of 5,100,000 1995 Warrants had been issued by the Company in June and July 1995 in a private placement offering exempt from registration under the Act. Each 1995 Warrant entitles the holder to purchase one share of Common Stock at any time through January 31, 2001. The Company registered the Common Stock underlying the 1995 Warrants under the Act and applicable state securities laws, and the Common Stock issued to the holders of the 1995 Warrants is freely tradable under the Act and applicable state securities laws.

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                  In February 1996, the Company reduced the exercise price of the 1995 Warrants from $.50 per share to $.40 per share, and subsequently in May 1996, further reduced the exercise price to $.30 through June 30, 1996. Such further reduction was made retroactive to apply to the holders of the 1995 Warrants who had exercised at $.40 per share, and in connection therewith a refund of $87,200 was made in May and June 1996 to such holders. Prior to February 1996, none of the 1995 Warrants had been exercised.
                  As of June 30, 1996, the Company had a total of 23,023,976 shares of Common Stock, 796,025 shares of Preferred Stock, 1,414,000 1995 Warrants, and 5,200,000 1996 Warrants issued and outstanding.
                  In January 1995, Norman H. Greenspun, a former officer and Director of the Company, had commenced litigation against the Company and its Chief Executive Officer, in the Court of Common Pleas of Montgomery County, Pennsylvania. In May 1996, the Court granted the preliminary objections to the complaint, and dismissed the action against the Company's Chief Executive Officer, and struck plaintiff's request for punitive damages and a jury trial as against the Company. The Company believes that the action has no merit and intends to vigorously defend the action. The complaint alleges that the plaintiff was subject to age discrimination in conjunction with the termination of his employment with the Company in violation of the Pennsylvania Human Relations Act.

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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             USA TECHNOLOGIES, INC.

                                             By:/s/George R. Jensen, Jr.
                                                -----------------------------
                                                      George R. Jensen, Jr.,
                                                      President and Chief
July 25, 1996                                         Executive Officer


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